Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-190195) pertaining to the Incentive Compensation Plan of Phillips 66 Partners LP of our report dated February 21, 2014, with respect to the consolidated financial statements of Phillips 66 Partners LP included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP
Houston, Texas
February 21, 2014